EXHIBIT 99.2

THE WORLDWIDE LEADER IN DIGITAL PROJECTION

corporate headquarters
27700B sw parkway avenue
wilsonville
oregon
97070
503.685.8888
800.294.6400

www.infocus.com

For Immediate Release

Public Relations Contacts:	Investor Relations Contact:
Pam Judge	Mike Yonker
InFocus Corporation	InFocus Corporation
503.570.8337	503.685.8603
pam.judge@infocus.com	mike.yonker@infocus.com

Julie Brown
Edelman
503.471.6805
julie.brown@edelman.com

InFocus Corporation Acquires Assets of The University Network

New digital media division expands narrowcasting opportunities in selected vertical markets

WILSONVILLE, OR (July 25, 2005) – InFocus® Corporation (Nasdaq: INFS), a worldwide leader in digital projection technology and services, today announced the acquisition of assets of TUN (The University Network), a leading provider of on-campus narrowcasting solutions.  The transaction brings to InFocus a display footprint and network operating in over 75 major U.S. universities.

TUN’s presence in the U.S. higher education market complements InFocus’ brand leadership in education and development expertise in large display hardware and networking products. “Acquiring the assets of TUN marks a milestone in broadening our business model to include big picture solutions surrounding large format displays,” said Kyle Ranson, President and CEO of InFocus Corporation.  “We welcome TUN to the InFocus family, and are excited about the opportunities in the emerging narrowcasting industry.”

The acquisition will be part of InFocus’ digital media line of business (IDM), recently launched to focus on narrowcasting opportunities in selected vertical markets.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) has been innovating and developing new ways for people to share big pictures and ideas in business, education and home entertainment for almost twenty years. Beginning with our worldwide leadership in digital projectors, today our expertise extends beyond projection into large format displays, ultra-thin microdisplay televisions, wireless connectivity, networking software and engine technology all designed to make the presentation of ideas, information, and entertainment an exhilarating experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, ASK, Proxima, ASK Proxima, LiteShow, ScreenPlay and LP are trademarks or registered trademarks of InFocus Corporation or its subsidiaries in the United States and other countries.  Digital Light Processing and DLP are trademarks of Texas Instruments.